Exhibit 99.1

Compass Diversified Holdings
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

The following pro forma condensed combined financial statements give effect to the acquisition of 5.11 Acquisition Corp. ("5.11 Tactical") with a total purchase price of approximately $407.1 million, including $7.1 million of cash and working capital adjustments, as further described on Form 8-K that we filed on August 31, 2016.

The following pro forma condensed combined statements of operations for the year ended December 31, 2015 and the nine months ended September 30, 2016, give effect to the acquisition of 5.11 Tactical as if it had occurred on January 1, 2015.

The "as reported" financial information of 5.11 Tactical is derived from the historical financial statements of 5.11 Tactical for comparable periods through August 31, 2016, the closing date of the acquisition of 5.11 Tactical. The "as reported" financial information for Compass Diversified Holdings (the "Company") is derived from the unaudited financial statements of the Company as of September 30, 2016 and for the nine months ended September 30, 2016 as filed on Form 10-Q dated August 3, 2016. The "as reported" financial information for the Company is derived from the audited financial statements as of December 31, 2015 and for the year then ended as filed on Form 8-K dated December 7, 2016.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma condensed combined financial information are described in the accompanying notes. The pro forma adjustments described in the accompanying notes have been made based on the available information and, in the opinion of management, are reasonable. The preliminary purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed in connection with the acquisition based on the estimated fair value as of the completion of the acquisition and are included in the "as reported" financial information for Compass Diversified Holdings as of September 30, 2016. The unaudited pro forma condensed combined statements of income reflect the effects of applying certain preliminary purchase accounting adjustments to the historical consolidated results of operations, including items expected to have a continuing impact on the consolidated results, such as depreciation and amortization on acquired tangible and intangible assets. The unaudited pro forma condensed combined statement of income does not include certain items such as transaction costs related to the acquisition. A full and detailed valuation of 5.11 Tactical's assets and liabilities is being completed and certain information remains pending at this time. The final purchase price allocation is subject to the final determination of the fair value of assets acquired and liabilities assumed and, therefore, that allocation and the resulting effect on income from operations may differ materially from the unaudited pro forma amounts included herein.

The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

You should read these unaudited pro forma condensed financial statements in conjunction with the accompanying notes, and the consolidated financial statements for the Company, including the notes thereto as previously filed.

Compass Diversified Holdings
Condensed Combined Pro Forma Statement of Operations
for the year ended December 31, 2015
(unaudited)

(in thousands, except per share data)
		5.11 Tactical Acquisition
	Compass Diversified Holdings as Reported	5.11 Tactical as Reported	Pro Forma Adjustments		Pro Forma Combined Compass Diversified Holdings
Net sales	$727,978	$284,471	$—		$1,012,449
Cost of sales	487,242	161,962	(177)	(a)	649,027
Gross Profit	240,736	122,509	177		363,422

Operating expenses:
Selling, general and administrative expense	136,399	94,580	(2,423)	(b)	228,556
Management fees	25,658	—	8,000	(d)	33,658
Amortization expense	28,761	14,124	(1,203)	(e)	41,682
Operating income	49,918	13,805	(4,197)		59,526

Other income (expense)
Interest expense, net	(25,924)	(9,516)	(6,359)	(f)	(41,799)
Amortization of debt issuance cost	(2,212)	—	—		(2,212)
Gain on equity method investment	4,533	—	—		4,533
Other income (expense), net	(2,323)	(1,687)	—		(4,010)
Income (loss) before income taxes	23,992	2,602	(10,556)		16,038
Provision (benefit) for income taxes	15,001	1,220	—		16,221
Net income (loss)	8,991	1,382	(10,556)		(183)
Net income attributable to noncontrolling interest	5,133	—	—		5,133

Net income (loss) attributable to Holdings	$3,858	$1,382	$(10,556)		$(5,316)

Basic and fully diluted income per share attributable to Holdings	$(0.30)				$(0.48)

Weighted average number of shares	54,300				54,300

Compass Diversified Holdings
Condensed Combined Pro Forma Statement of Operations
for the nine months ended September 30, 2016
(unaudited)

(in thousands, except per share data)
		5.11 Tactical Acquisition
	Compass Diversified Holdings as Reported	5.11 Tactical as Reported	Pro Forma Adjustments		Pro Forma Combined Compass Diversified Holdings
Net sales	$659,748	$185,464	$—		$845,212
Cost of sales	436,544	103,746	(81)	(a)	540,209
Gross Profit	223,204	81,718	81		305,003

Operating expenses:
Selling, general and administrative expense	140,702	90,043	(20,408)	(b), (c)	210,337
Management fees	21,394	—	5,333	(d)	26,727
Amortization expense	23,966	5,725	415	(e)	30,106
Loss on disposal of assets	7,214	—	—		7,214
Operating income	29,928	(14,050)	14,741		30,619

Other income (expense)
Interest expense, net	(23,204)	(6,197)	(4,386)	(f)	(33,787)
Amortization of debt issuance cost	(1,827)	—	—		(1,827)
Gain on equity method invetsment	58,680	—	—		58,680
Other income (expense), net	(1,852)	(8,397)	8,202	(g), (h)	(2,047)
Income (loss) before income taxes	61,725	(28,644)	18,557		51,638
Provision (benefit) for income taxes	9,778	(7,908)	10,773	(i)	12,643
Net income (loss)	51,947	(20,736)	7,784		38,995
Net income attributable to noncontrolling interest	1,749	—	—		1,749

Net income (loss) attributable to Holdings	$50,198	$(20,736)	$7,784		$37,246

Basic and fully diluted income per share attributable to Holdings	$0.59				$0.35

Weighted average number of shares	54,300				54,300

Compass Diversified Holdings
Notes to Pro Forma Condensed Combined Financial Statements
(Unaudited)

Pro forma information is intended to reflect the impact of the acquisition of 5.11 Tactical on the Company’s historical financial position and results of operations through adjustments that are directly attributable to the transaction, that are factually supportable and, with respect to the pro forma statements of operations that are expected to have a continuing impact. This information in Note 1 provides a description of each of the pro forma adjustments from each line item in the pro forma condensed combined financial statements together with information explaining how the adjustments were derived or calculated. The information in Note 2 provides a description of the adjustments to fair value and how the adjustments were determined. All amounts are in thousands of dollars ($000's).

Note 1. Pro Forma Adjustments

Statement of Operations

The following adjustments correspond to those included in the unaudited condensed combined pro forma statements of operations for all periods presented:

(a)     To record the adjustment to depreciation expense included in costs of sales for the revised property, plant and equipment amount associated with the preliminary allocation of the purchase price.

	For the year ended December 31, 2015	For the eight months ended August 31, 2016
Historical depreciation expense	$(338)	$(188)
Revised depreciation expense	161	107
	$(177)	$(81)

(b)     To record the adjustment to depreciation expense included in selling, general and administrative expense for the revised property, plant and equipment amount associated with the preliminary allocation of the purchase price.

	For the year ended December 31, 2015	For the eight months ended August 31, 2016
Historical depreciation expense	$(4,734)	$(3,798)
Revised depreciation expense	2,311	1,541
	$(2,423)	$(2,257)

(c)    To record the reversal of expense associated with the conversion of outstanding stock options prior to the acquisition of 5.11 that was recorded in selling, general and administrative expense.

For the eight months ended August 31, 2016
Selling, general and administrative expense	$(18,151)

(d) To record the annual management fee payable to Compass Group Management (our Manager) calculated as 2% of the aggregate purchase price of 5.11 Tactical.

	For the year ended December 31, 2015	For the eight months ended August 31, 2016
Historical management fee	$—	$—
Revised management fee	8,000	5,333
	$8,000	$5,333

(e) To record the adjustment to amortization expense for the revised intangible assets associated with the preliminary allocation of the purchase price. See Note 2 for the detail on intangible assets acquired.

	For the year ended December 31, 2015	For the eight months ended August 31, 2016
Historical amortization expense	$(9,390)	$(5,725)
Revised amortization expense	8,187	6,140
	$(1,203)	$415

(f) To record the reversal of historical 5.11 Tactical interest expense and record the interest expense associated with the $150 million of revolver borrowings and $250 million of incremental term loan increase used to fund the acquisition, offset by lower commitment fees (unused fees) on the revolving credit facility. The annual interest rate assumed was 3.5% for the revolving credit facility and 4.25% for the incremental term loan increase.

	For the year ended December 31, 2015	For the eight months ended August 31, 2016
Historical interest expense	$(9,516)	$(6,197)
Revised interest expense	(15,875)	(10,583)
	$(6,359)	$(4,386)

(g)    To record the reversal of the loss on extinguishment of debt associated with the repayment of the outstanding amounts under 5.11's pre-acquisition credit facility.

For the eight months ended August 31, 2016
Other income (expense)	$2,702

(h)    To record the reversal of expense associated with the transaction expenses of the seller incurred pre-acqiusition and recorded by 5.11.

For the eight months ended August 31, 2016
Other income (expense)	$5,500

(i)    To record the income tax effect specific to 5.11 pro forma adjustments related to depreciation, amortization and non-recurring stock compensation and transaction costs.

For the eight months ended August 31, 2016
Income tax expense	$10,773

Note 2. Purchase Price Allocation and Valuation Assumptions

The following table summarizes the preliminary purchase price for the 5.11 Tactical acquisition (in thousands):

Acquisition Consideration
Aggregate purchase price	$400,000
Working capital adjustment	(910)
Cash acquired	8,029
Total estimated purchase price	$407,119

The purchase price is preliminary and is subject to adjustment based upon the difference between the estimated net working capital to be transferred and the actual amount of working capital transferred on the date of closing. The initial purchase price has been allocated to the acquired assets and assumed liabilities based on estimated fair values. The purchase price allocation is preliminary pending a final determination of the fair values of the assets and liabilities. The table below provides the provisional recording of assets acquired and liabilities assumed as of the acquisition date. The amounts recorded for property, plant and equipment, intangible assets and goodwill are preliminary pending finalization of valuation efforts.

Amounts recognized as of Acquisition Date
(in thousands)

Assets:
Cash	$12,581
Accounts receivable, net	38,323
Inventory	163,507
Property, plant and equipment	22,723
Intangible assets	127,706
Goodwill	76,186
Other current and noncurrent assets	5,316
Total assets	$446,342

Liabilities and noncontrolling interest:
Current liabilities	38,229
Other liabilities	180,231
Deferred tax liability	—
Noncontrolling interests	$5,568
224,028

Net assets acquired	222,314
Intercompany loans and assumed debt	$179,237
Noncontrolling interest	5,568
$407,119

Transaction costs incurred	$2,063

The preliminary allocation presented above is based upon management's estimate of the fair values using valuation techniques including income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates and estimated discount rates. Current and noncurrent assets and current and other liabilities are estimated at their historical carrying values. Property, plant and equipment is valued through a preliminary purchase price appraisal and will be depreciated on a straight-line basis over the respective remaining useful lives. Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. The Company does not expect the goodwill balance to be deductible for tax purposes.

The identified intangible assets are definite lived intangibles and will be amortized over the estimated useful life assigned to the underlying intangible asset. The intangible assets preliminarily recorded in connection with the 5.11 Tactical acquisition are as follows (in thousands):

Intangible assets	Amount	Estimated Useful Life

Customer relationships	$74,343	10 - 15 years
Tradename	48,665	20 years
Design patents technology	4,698	10 years
	$127,706

The customer relationships intangible asset was valued at $74.3 million using an excess earnings methodology, in which an asset is valuable to the extent it enables its owners to earn a return in excess of the required returns on and of the other assets utilized in the business. Customer relationships intangible asset was derived using a risk-adjusted discount rate of 11.4%. The tradename intangible asset and the design patent technology asset were valued using a royalty savings methodology, in which an asset is valuable to the extent that the ownership of the asset relieves the company from the obligation of paying royalties for the benefits generated by the asset.